Exhibit 2.3

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made and entered into as of October 21, 2005, by and among Bruker AXS Inc., a Delaware corporation (“Buyer”), Princeton Gamma-Tech Instruments, Inc., a New Jersey corporation (“Seller”) and Princeton Gamma-Tech (UK), Ltd., a United Kingdom corporation (“PGT-UK”), as well as Finn-Partners, Inc. and Third Letter Corporation (collectively “Principal Stockholders”).

RECITALS

A.            Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets relating to, required for, used in or otherwise constituting the Business (as defined below), in exchange for the consideration set forth below.

B.            The parties desire to set forth certain additional agreements they have reached in connection with the Business.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.0           DEFINITIONS

Capitalized Terms.  The following capitalized terms shall have the meanings set forth below:

(a) “Acquired Assets” shall have the meaning set forth in Section 2.1.

(b) “Actions or Proceedings” shall have the meaning set forth in Section 2.5(b).

(c) “Agreement” means this Asset Purchase Agreement and all exhibits and attached schedules.

(d) “Allocation” shall have the meaning set forth in Section 3.3.

(e) “Assumed Liabilities” shall have the meaning set forth in Section 2.6.

(f)  “Benefits Liabilities” means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employment Agreement or otherwise to an Employee.

(g) “Books and Records” means all papers and records (in paper or electronic format) in Seller’s care, custody or control relating to the Business, including, without limitation, all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, marketing documents and software.

(h) “Business” means Seller’s X-ray Microanalysis business, including:

(i)    all of Seller’s X-ray Microanalysis Technology and Products, including all microEDX and EBSD analysis products, the Avalon and Spirit control electronics and associated software, all Microanalysis inventories, spare parts, demo systems, etc.;

(ii)   Seller’s entire Microanalysis distribution, sales and service organization, contracts, etc., including the exclusive right to sell Detectors into the X-ray Microanalysis market;

(iii)  All rights to any information relating to Seller’s Microanalysis customer base;

(iv)  All of Seller’s Intellectual Property Rights related to Microanalysis; and

(v)   all non-financial assets of PGT-UK;

***.

(i)  “Closing” shall have the meaning set forth in Section 3.1.

(j)  “Closing Date” shall have the meaning set forth in Section 3.1.

(k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l)  “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Conflict” means any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

(n) “Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

(o) “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(p) “Detector Products” means the stand-alone detectors manufactured by Seller, and/or the associated detector control and data acquisition electronics, and/or detector control software.

(q) “DOL” shall mean the Department of Labor.

(r)  “Employee” shall mean any current or former or retired employee, consultant or director of Seller.

(s) “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller has or may have any liability or obligation to any Employee.

(t)  “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller and any Employee.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “ERISA Affiliate” shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(w) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(x)  “Excluded Assets” shall have the meaning set forth in Section 2.2(b).

(y) “Excluded Liabilities” shall have the meaning set forth in Section 2.7.

(z)  “GAAP” means United States generally accepted accounting principles as of the date hereof.

(aa)         “General Assignment” shall have the meaning set forth in Section 2.3.

(bb)         “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(cc)         “Indemnified Parties” shall have the meaning set forth in Section 8.2.

(dd)         “Indemnifying Party” shall have the meaning set forth in Section 8.3.

(ee)         “Intellectual Property Rights” means any or all of the following, including Registered Intellectual Property Rights, and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, including all industrial designs and any registrations and applications therefor (collectively, “Copyrights”); (iv) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications, including intent to use applications (collectively, “Trademarks”); (v) all databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights in Software and documentation; (vii) rights to Uniform Resource Locators, Web site addresses and domain names and registrations; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all goodwill associated with any of the foregoing

(ff)           “International Employee Plan” means each Employee Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(gg)         “IRS” shall mean the Internal Revenue Service.

(hh)         “Lien” means, with respect to any asset or right, any mortgage, lien, pledge, charge, security interest, claim, equity encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, restriction on the creation of any of the foregoing, or encumbrance of any kind whatsoever, whether relating to such asset or right or profits therefrom.

(ii)           “Loss” and “Losses” shall have the meanings set forth in Section 8.2.

(jj)           “Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including tangible assets), liabilities, condition (financial or otherwise), prospects, results of operations or capitalization of a company or entity.

(kk)         “Microanalysis” means the analysis of sample elemental composition via electron beam (EDS) or X-ray excitation (microXRF) with a spot size of less than 1 mm within either an electron microscope (SEM or TEM) or within a stand-alone instrument.  Seller’s Microanalysis product line currently includes the Avalon and Spirit systems, and related Microanalysis acquisition and analysis software, plus interfaces to various X-ray detectors.

(ll)           “Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(mm)       “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(nn)         “Pension Plan” means each Seller Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(oo)         “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

(pp)         “Products” means any and all products and services of Seller related to the Business, except the Detectors.

(qq)         “PTO” means the United States Patent and Trademark Office.

(rr)           “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

(ss)         “SEC” means the United States Securities and Exchange Commission.

(tt)           “Securities Act” means the United States Securities Act of 1933, as amended.

(uu)         “Software” means any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.  Software shall include Source Code listings and documentation.

(vv)         “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(ww)       “Tangible Assets” means the tangible assets (including Products and Technology) included with the Acquired Assets.

(xx)          “Tax” and “Taxes” shall have the meanings set forth in Section 4.13(a).

(yy)         “Technology” means all technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Third Party Technology, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

(zz)          “Third Party Technology” means all Technology or Intellectual Property Rights of a third party or in the public domain, including, without limitation, all open source, public source or freeware Technology or any modification or Derivative Work thereof, including any version of any Software licensed pursuant to any general public license or limited general public license that was used in, incorporated into, integrated or bundled with any Technology or Intellectual Property Rights that has been, or is proposed to be, used or otherwise exploited by Seller for or in connection with the Business or that is otherwise reasonably required in order for Buyer to use and exploit the Acquired Assets as described herein following the Closing.

(aaa)       “Transaction Documents” means this Agreement and the Assignments set forth in Section 2.3.

(bbb)      “Transferred Contracts” means those Contracts listed on Schedule 1.1(bbb), including, without limitation, the Synergy4 sales representative contract(s) in France and other jurisdictions.

1.2             Construction.  (a) For purposes of this Agreement, whenever the context requires: the singular will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.  As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(b)           Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.

(c)           The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)           This Agreement shall be considered to have been jointly drafted by Buyer and Seller and ambiguities, if any, shall not be construed against any party to this Agreement.

2.0           PURCHASE AND SALE

2.1       Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, except as described in Section 2.2(b), Seller hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to all of the non-financial assets, rights and properties relating to, required for, used in or otherwise constituting the Business, free and clear of any and all Liens (collectively, the “Acquired Assets”), including the following, the intent of the purchase and sale of the Acquired Assets being that Buyer shall possess the sole and exclusive right to develop, manufacture, market, sell and service the Products:

(a)           the Tangible Assets;

(b)           all Product and parts inventories of the Business and PGT-UK together with all commercial rights relating thereto and all technical documentation, Technology and Software therefor;

(c)           an irrevocable, royalty-free, non-exclusive, perpetual license to use the name Princeton Gamma-Tech or the acronym ‘PGT’ in connection with Buyer’s conduct of the Business;

(d)           all rights of Seller under the Transferred Contracts; provided, however, that as early as possible prior to the Closing, Buyer shall notify Seller which, if any, of the Contracts listed on the first page of Schedule 1.1(bbb) Buyer desires to be included within the Transferred Contracts, as Buyer shall have the right to include only those of such Contracts within the Transferred Contracts which Buyer so designates to Seller;

(e)           the Books and Records;

(f)            all equipment, the customer base and all marketing, sales and service documentation and customer databases relating to the Business;

(g)           all Intellectual Property Rights, know-how, licenses, technical and other rights for the marketing, sales and servicing of the Products and services of the Business, as well as for products under development for the Business;

(h)           any other non-financial assets, tangible or intangible, or rights of Seller related to the Business;

(i)            except as otherwise set forth in Section 2.2 (b), below, all trade names used by the Business, including Avalon and Spirit; and

(j)            all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.2           Delivery; Excluded Assets.  (a) At the Closing, Seller shall, at Seller’s sole cost, (i) deliver to Buyer title to all of the Acquired Assets, (ii) fully disclose all Technology in the Acquired Assets, (iii) in the case of the Transferred Intellectual Property Rights, Transferred Technology or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such Acquired Assets from Seller to Buyer, and (iv) deliver all physical Acquired Assets to Buyer either at Seller’s New Jersey or UK facility at Seller’s cost.  Seller’s Microanalysis demo equipment that presently is on loan at customer demonstration sites or customer sites, as listed in Schedule 2.2(a) attached hereto with a summary of any oral agreements therefor, will remain on loan, and Seller will transfer good and valid title to such equipment and the benefits of the loan agreements therefor to Buyer at the Closing.  Without limiting the foregoing, all Software included in the Acquired Assets shall, at Buyer’s request, be delivered to Buyer by electronic means.

(b)           The Business and the Acquired Assets do not include (i) ***, (ii) or (iii) any cash or accounts receivable (the “Excluded Assets”).  However, Seller and PGT-UK shall be subject to Sections 6.6(a) through 6.6(d) with respect to their respective use and operation of certain of the Excluded Assets.  ***.

(c)           Buyer shall have a royalty-free, perpetual, irrevocable, non-exclusive license to use all of Seller’s and PGT-UK’s currently existing Intellectual Property Rights not conveyed to Buyer hereunder, but only in connection with Buyer’s conduct of the Business, including, without limitation, to support the existing installed customer base for the Products or for use in Buyer’s own Microanalysis products whether now existing or hereinafter arising.

(d)           Seller shall provide Buyer a fully paid-up 10,000-15,000 square foot sublease in Seller’s present leased facilities in New Jersey from the Closing until December 23, 2005, for Buyer’s temporary operation of the acquired Microanalysis Business.

2.3           Assignments.  Without limiting the foregoing, at the Closing, Seller and PGT-UK shall deliver to Buyer, duly executed by them: (i) a General Assignment and Bill of Sale (the “General Assignment”); (ii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to vest in Buyer good and valid title in and to the Acquired Assets (the General Assignment and the other instruments referred to in clause (ii) being collectively referred to herein as the “Assignments”).

2.4           Transferred Contracts.  On or prior to the Closing: (i) Seller shall deliver to Buyer all of the Transferred Contracts, including the Third Party Technology Contracts; and (ii) for each such Transferred Contract, at the option of Buyer, Seller shall deliver to Buyer, where required by the terms of the Transferred Contract, a written agreement in a form satisfactory to Buyer, signed by the party or parties to such Transferred Contract pursuant to which such party or parties thereto (x) consent to the transfer and assignment of such Transferred Contract to Buyer, where such consent is required under the terms of such Transferred Contract; and (y) confirm that Buyer will have all rights that Seller had under such Transferred Contract.

2.5           Further Assurances.  (a) At any time or from time to time after the Closing, at Buyer’s request and without any further consideration, Seller and PGT-UK shall (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; and (iii) take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Acquired Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the other Transaction Documents.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(b)           Effective on the Closing Date, Seller and PGT-UK hereby constitute and appoint Buyer the true and lawful attorney of Seller and PGT-UK, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits (“Actions or Proceedings”) that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable; provided, however, that if any of the actions authorized by this Section 2.5(b) could reasonably be determined to result in a claim for indemnification by Buyer against Seller, then Buyer shall not take any such actions without complying with the procedures set forth in Section 8.3.  Seller and PGT-UK hereby acknowledge that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by either of them in any manner or for any reason.

(c)           Following the Closing, Seller and PGT-UK will afford Buyer, its counsel and its accountants, during normal business hours and upon reasonable notice to Seller and PGT-UK, reasonable access to the books, records and other data relating to the Products in Seller’s or PGT-UK’s possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Buyer in connection with: (i) the preparation of tax returns; (ii) the determination or enforcement of rights and obligations under this Agreement, including, without limitation, by any Indemnified Party; (iii) compliance with the requirements of any Governmental Entity; or (iv) in connection with any actual or threatened Action or Proceeding.

2.6           Assumed Liabilities.  As of the Closing, Buyer will assume the following, and only the following, obligations of Seller and PGT-UK (collectively, the “Assumed Liabilities”):

(a)           Transferred Contracts.  Those executory obligations of Seller under the Transferred Contracts, in each case solely on a going-forward basis from and after the Closing Date and excluding any and all obligations of Seller incurred prior to the Closing Date.

(b)           Purchase Orders.  Customer purchase orders for Products received by Seller and PGT-UK prior to the Closing that have not yet been delivered, ***.  If Seller or PGT-UK has received down-payments for customer purchase orders for Products other than service prior to the Closing, which have not yet been delivered or accepted by the customer prior to the Closing, then the amount of these down-payments is credited to the Buyer at the Closing.

(c)           Service.  Warranty service for Products delivered by Seller and PGT-UK prior to the Closing which are still under warranty as listed in Schedule 2.6(c) and the fulfillment

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

of service contracts entered into by Seller for Product customers prior to the Closing, also as listed in Schedule 2.6(c).  However, Seller and PGT-UK shall be responsible, at no charge, for all Detector service and repair work performed at Seller’s facility (i) called for under such service contracts until such time as the applicable contract expires or is renewed; and (ii) for Products for which Buyer has assumed the warranty obligation as listed in Schedule 2.6(c) until the applicable warranty expires, it being understood that for purposes of this Subpart (ii) all such detectors shall be deemed to have a full warranty of only six (6) months after acceptance by the customer rather than the usual twelve (12) months. ***.

(d)           Bulova.  Notwithstanding Section 2.6(a), with respect to the portion of the Bulova order, attached as Schedule 2.6(d), which remains to be performed after the Closing, the following shall occur:

(i)            *** This partial cancellation or cost reduction of the Bulova order, if successfully negotiated, should be finalized at least 3 business days prior to Closing, to the reasonable satisfaction of Buyer.

(ii)           Buyer shall assume the portion of the Bulova order, whether renegotiated or not, to purchase ***.

(iii)          For any remaining costs, partial cancellation payments or similar items related to the Bulova order, and actually paid by Seller to Bulova (collectively, the “Cancellation Costs”), Buyer shall partially reimburse Seller for the actual Cancellation Costs paid by Seller to Bulova by reimbursing Seller for seventy five percent (75%) of such Cancellation Costs, up to a maximum of $109,800, upon presentation of proof of payment from Seller to Bulova at the Closing, or thereafter, for a maximum period of two (2) months after the Closing.  Any requests for reimbursement of Cancellation Costs for the Bulova order later than two (2) months after the Closing are excluded.

(iv)          Buyer shall pay Seller at the Closing $10,355, representing 75% of Seller’s set-up costs for the Bulova order.

(v)           If requested by Seller prior to the Closing, Buyer will reasonably consider a different approach to the Bulova order so long as it has the same economic effect as specified in this Section 2.6(d) and Buyer receives 25 units in good working order.

2.7           Excluded Liabilities.  Except for the Assumed Liabilities specifically set forth in Section 2.6, Buyer is not assuming, and the Assumed Liabilities expressly exclude, any accounts payable, other debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Seller, including, without limitation, any liabilities or obligations related to the Products or the Business which are outstanding or unpaid as of the date hereof or connected in any way with any retirement, medical, life, disability or other employee benefit plan or employment, severance or change of control arrangement of Seller or PGT-UK (collectively, the “Excluded Liabilities”).  Without limiting the foregoing, all liabilities, including any liabilities for Taxes, arising from or related to: (i) Seller’s or PGT-UK’s operations, whenever arising or

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

incurred, or Seller’s or PGT-UK’s ownership of the Products and Acquired Assets through the Closing Date; (ii) Seller’s or PGT-UK’s termination of any Contracts relating to the Business which are not Transferred Contracts; (iii) any Employee hired by Buyer that accrues or arises as of or prior to the Closing Date, or any of Seller’s or PGT-UK’s other agents, consultants, independent contractors, employees or former employees, whenever arising, in each case including workers’ compensation, severance, salary, bonuses or under any Employee Plan, whether or not any such employees shall accept employment with Buyer in connection with the transactions contemplated hereby; (iv) the Products or the Business and arising prior to the Closing Date; (v) any Benefits Liabilities; and (vi) any implied or explicit warranty obligations of Seller with respect to the Products entered into prior to the Closing Date (except as described in Section 2.6(c)), shall be Excluded Liabilities and shall remain the responsibility of Seller and PGT-UK, except as otherwise specifically included within the Assumed Liabilities.

2.8           Intent. It is the intent of the parties that the transactions described in this Section 2.0 and elsewhere in this Agreement be viewed in the content of the following, which represents the intent of the parties:

(a)           ***

(b)           Buyer intends to transfer in-house service/repair and field service management of the Business to its Madison, Wisconsin facility.

(c)           ***

(d)           Buyer shall be free to hire such employees of the Business as Buyer desires.  Buyer intends to hire various of these employees without relocating them, and many will be home-based after the transition period described in Section 6.16. A list of U.S. and U.K. employees who will be offered employment by Buyer is attached hereto as Schedule 2.8(d).

(e)           *** Since after the Closing Seller will no longer possess any research and development or manufacturing skills for the Business, the parties assume that Buyer will be responsible for obtaining such skills if it needs them.

3.0           CLOSING AND CONSIDERATION

3.1           Closing.  The closing of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) will take place at the offices of Seller commencing at 10:00 a.m., local time, *** 2005 or on such other date as the parties may mutually determine (the “Closing Date”).  In the event the Closing is delayed by force majeure, such as weather, terrorism or act of government, the Closing shall occur as soon as the force majeure event has ended.

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

3.2           Consideration.  Buyer shall pay Seller a purchase price of One Million Eight Hundred Eighty Five Thousand Dollars ($1,885,000) for the Acquired Assets, payable as follows:

(a)           Two Hundred Fifty Thousand Dollars ($250,000) shall be payable in escrow to Nixon Peabody LLP simultaneously with the execution hereof as a deposit to be released from escrow to Seller at the Closing, or on November 15, 2005, if the Closing does not occur on or before November 14, 2005 for any reason other than (i) a mutual written agreement between Seller and Buyer to extend the time of the Closing, (ii) force majeure as described in the last sentence of Section 3.1, or (iii) the failure of Seller, Principal Stockholders and PGT-UK to achieve the conditions to Closing set forth in Section 7.2.  If the Closing does not occur due to such failure to achieve the conditions to Closing set forth in Section 7.2, this deposit shall be returned to Buyer.

(b)           One Million Two Hundred Thousand Dollars ($1,200,000) shall be paid at the Closing, in addition to the payment under Section 3.2(a).  A portion of this payment shall be made to pay all amounts owed to Outokumpu Oyi in exchange for which documentation releasing all Liens shall be obtained.

(c)         Four Hundred Thirty Five Thousand Dollars ($435,000) shall be paid into escrow at Nixon Peabody LLP at the Closing pursuant to the Escrow Agreement attached hereto as Exhibit 3.2(c) (the “Escrow Agreement”), where it shall be held for a period of twelve (12) months after the Closing.  Upon the one-year anniversary of the Closing Date, the funds, including interest, shall be released, in full, to Seller provided that neither Seller, PGT-UK or Principal Stockholders have not breached their obligations under Section 6.6(a) through Section 6.6(d). Should either Seller, PGT-UK or Principal Stockholders breach their obligations under Section 6.6(a) through Section 6.6(d) prior to the one-year anniversary of the Closing Date, then such funds, including interest, shall be returned, in full, to Buyer.

(d)           All amounts shall be paid by wire transfer.

3.3           Allocation.  The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes.  Prior to the Closing Date, Buyer and Seller shall negotiate in good faith and determine the allocation of the aggregate value of the consideration among the Acquired Assets (the “Allocation”).  The Allocation shall be conclusive and binding upon Buyer and Seller for all purposes, and all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

3.4           Transfer Taxes.  Seller and Principal Stockholders shall be jointly and severally responsible for any sales, use, excise or similar Taxes (“Transfer Taxes”) that may be payable in connection with the sale or purchase of the Acquired Assets hereunder.  The parties hereto shall cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the sale of the Acquired Assets.

4.0           REPRESENTATIONS AND WARRANTIES OF SELLER, PGT-UK AND PRINCIPAL STOCKHOLDERS

                Except as specifically disclosed in the various schedules (referencing the appropriate Section and paragraph numbers), each of Seller, PGT-UK and Principal Stockholders hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement, as follows:

4.1           Organization.  (a)  Seller has no subsidiaries other than PGT-UK.

(b)           Seller and PGT-UK are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation and have all necessary corporate power and authority (i) to conduct their respective businesses in the manner in which they are currently being conducted; (ii) to own and use their respective assets in the manner in which their respective assets are currently owned and used; and (iii) to perform their respective obligations under all Contracts by which they are bound.

(c)           Seller has delivered or made available to Buyer a true and correct copy of the certificate of incorporation (including any Certificate of Designations) and bylaws of Seller and PGT-UK and similar governing instruments, each as amended to date (collectively, the “Seller Charter Documents”), and each such instrument is in full force and effect.  Seller and PGT-UK are not in violation of any of the applicable provisions of the Seller Charter Documents.

4.2           Authority.  Seller and PGT-UK have all requisite power and authority and Principal Stockholders have the legal capacity to enter into this Agreement and the other Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and PGT-UK, and, except for approval by the other stockholders of Seller, no further action is required on the part of Seller, PGT-UK or Principal Stockholders to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby.  This Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby have been unanimously approved by the Boards of Directors of Seller and PGT-UK.  This Agreement and the other Transaction Documents have been duly executed and delivered by each of Seller, PGT-UK and Principal Stockholders, as applicable, and constitute valid and binding obligations of each of Seller, PGT-UK and Principal Stockholders, enforceable against each of Seller, PGT-UK and Principal Stockholders in accordance with their terms, except as such enforceability may be subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.3           No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by each of Seller, PGT-UK and Principal Stockholders, as applicable, do not, and the performance of this Agreement and the other Transaction Documents by Seller, PGT-UK and Principal Stockholders will not, (i) conflict with or violate the Seller Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by Seller’s stockholders as contemplated in

Section 6.13, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller, PGT-UK or Principal Stockholders or by which Seller, PGT-UK or Principal Stockholders or any of their properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Seller’s, PGT-UK’s or Principal Stockholders’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Seller pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Seller, PGT-UK or Principal Stockholders is a party or by which Seller, PGT-UK or Principal Stockholders or their assets are bound or affected.  Schedule 4.3 of the Disclosure Schedule lists all consents, waivers and approvals under any of Seller’s, PGT-UK’s or Principal Stockholders’ agreements, Contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to any of the parties hereto as a result of the transactions contemplated hereby.

4.4           Financial Statements.  Seller has furnished and made available to Buyer copies of its unaudited financial statements, consisting of its Microanalysis Business balance sheet as of September 30, 2005 and unaudited Microanalysis Business statements of income for the month and year-to-date period then ended (collectively, the “Financial Statements”) as well as Microanalysis Business new order bookings reports for the month and year-to-date period then ended, and these documents are attached as Schedule 4.4. Seller shall update the Financial Statements and Microanalysis Business new order bookings reports for the month of October at least 3 business days prior to the Closing.  The Microanalysis Business unaudited financial statements and new order bookings reports of Seller included in the Financial Statements are correct in all material respects and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of Seller and any consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of unaudited interim financial statements).

4.5           Transferred Contracts.  Except as listed in Schedule 4.5 (the “Excluded Contracts”), the Transferred Contracts listed on Schedule 1.1 (bbb) are all of the Contracts between Seller and any third party related to, or necessary for, the operation of the Business, and true and complete copies of all such Contracts will be delivered to Buyer within 3 business days after signing this Agreement.  Each Transferred Contract is in full force and effect and Seller is not subject to any default thereunder, nor, to the knowledge of Seller, PGT-UK or of Principal Stockholders, is any party obligated to Seller pursuant to any such Transferred Contract subject to any default thereunder.  Seller has neither breached, violated or defaulted under, nor received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract.  Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Transferred Contract as are required thereunder in connection with the Closing, or for any such Transferred Contract to remain in full force and effect without limitation, modification or alteration after the Closing.  Following the Closing, Buyer will be permitted to exercise all of the rights Seller had under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement and the other Transaction Documents not occurred.  All Contracts involving, related to or necessary for the Business are listed in Schedule 1.1(bbb) and complete copies of all such Contracts have been delivered to Buyer.

4.6           Consents.  Except as set forth in Schedule 4.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Seller or Principal Stockholders, is required by or with respect to Seller or Principal Stockholders in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

4.7           No Liquidation.  (a)  No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller or PGT-UK and there is not outstanding:

(i)    any petition or order for the winding-up of Seller or PGT-UK;

(ii)   any appointment of a receiver over the whole or part of the undertaking of assets of Seller or PGT-UK;

(iii)  any petition or order for administration of Seller or PGT-UK;

(iv)  any voluntary arrangement between Seller or PGT-UK and any of their respective creditors;

(v)   any distress or execution or other process levied in respect of Seller or PGT-UK which remains undischarged; and

(vi)  any unfulfilled or unsatisfied judgment or court order against Seller or PGT-UK.

(b)           There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or PGT-UK or to appoint a receiver over the whole or any part of the undertaking or assets of Seller or PGT-UK.

(c)           Seller or PGT-UK is not deemed unable to pay its debts within the meaning of applicable law.

(d)           The operations of Seller or PGT-UK have not been terminated.

4.8           Restrictions on Business Activities.  There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or Principal Stockholders or PGT-UK is a party relating to the Business or otherwise binding upon Seller, PGT-UK, Principal Stockholders or the Business which has or may have the effect of prohibiting or impairing the transactions contemplated by this Agreement and the other Transaction Documents, any business practice of the Business, any acquisition of property (tangible or intangible) by the Business or the conduct of the Business or impairing the Acquired Assets.

Neither Seller nor Principal Stockholders nor PGT-UK has entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon Seller, PGT-UK or Principal Stockholders with respect to selling, licensing or otherwise distributing any of the Products or providing services to customers or potential customers or any class of customers in any geographic area during any period of time or in any segment of the market.

4.9           Title and Condition.  (a)  Neither Seller nor Principal Stockholders nor PGT-UK owns any real property in connection with the Business, nor have they ever owned any real property in connection with the Business.

(b)           Except as set forth in Schedule 4.9, Seller or PGT-UK has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any Liens.

(c)           All Tangible Assets owned or leased by Seller or PGT-UK for use in the Business are (i) adequate, in all material respects, for the conduct of the Business by Seller or PGT-UK as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d)           Buyer shall be able to use the Acquired Assets and exercise, and enjoy the benefits of, the licensed rights in substantially the same manner as Seller or PGT-UK prior to the Closing, without infringing the rights of any third party.

(e)           Except as set forth in Schedule 4.9, Seller or PGT-UK has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Business.  No Person other than Seller or PGT-UK possesses any claims or rights with respect to use of such customer information.

4.10         Intellectual Property.  (a) Except as set forth in Schedule 4.9, each item of Intellectual Property Rights for the Business is free and clear of any Liens.  Seller owns exclusively, and has good title to all works of authorship and all associated copyrights that are used or embodied in, the Technology, and, except as set forth in Schedule 4.9, no other Person has any other rights thereto.  All Acquired Assets shall be fully transferable and alienable by Buyer.

(b)           Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller’s rights in and under the Transferred Contracts without incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have had had such transfer not taken place.

(c)           Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Intellectual Property Right of the Business to any other Person.

(d)           The Intellectual Property Rights of the Business constitute all of the Intellectual Property Rights related to, used in, necessary to, or that would be infringed by, the current operation of the Business.

(e)           The Technology of the Business constitutes all of the technology related to, used in or necessary to the current operation of the Business.

(f)            Seller has, and as a result of the transactions contemplated hereby, Buyer will have, the right to use, pursuant to valid licenses, all third-party Software that is material to the Business or that is used in the Business to create, modify, compile, operate or support any Software (including the Products) that is Technology of the Business.

(g)           Other than the Transferred Contracts set forth on Schedule 1.1 (bbb), there are no contracts, licenses or agreements to which Seller is a Party with respect to any Intellectual Property Rights of Seller as it relates to the Business.

(h)           Neither (x) the operation of the Business, including the making, using, selling, development, licensing and distribution of the Products, by either Seller or, following the Closing, by Buyer, nor (y) the Acquired Assets, did, do, or will: (i) infringe or misappropriate the Intellectual Property Rights of any Person; (ii) violate the rights of any Person (including rights to privacy or publicity); or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction.  Seller has not received notice from any Person claiming that the Business or the Acquired Assets infringe or misappropriate the intellectual property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(i)            Except as set forth in Schedule 4.6, no licenses or other consents are required from any third party to permit Buyer to exploit the Acquired Assets as described herein.  Schedule 4.10 lists all Intellectual Property included in the Acquired Assets.

(j)            There are no Contracts between Seller and any other Person with respect to the Acquired Assets, including the Intellectual Property Rights with respect to the Business, under which there is any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.

(k)           To the knowledge of Seller, PGT-UK or Principal Stockholders, no Person is infringing or misappropriating the Intellectual Property Rights with respect to the Business.

(l)            Seller has taken all commercially reasonable steps that are required to protect Seller’s rights in confidential information and trade secrets of Seller associated with or related to the Acquired Assets.

(m)          No Acquired Asset is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or may affect the validity, use or enforceability of the Acquired Assets.

(n)           Seller is not required to make or accrue any royalty or other payment to any third party in connection with any of the Acquired Assets or Intellectual Property Rights relating thereto.

(o)           Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer, by operation of law or otherwise, of any Contracts to which

Seller is a party, will result in (i) Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Rights owned by, or licensed to, Buyer; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; or (iii) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Seller prior to the Closing.

(p)           Seller has disclosed in writing to Buyer all information relating to any material problem or issue with respect to any of the Products which does, or may reasonably be expected to, adversely affect the marketing, sale or service of such Product.

4.11         Litigation.  There is no action, suit, claim, proceeding or investigation of any nature pending or, to the knowledge of Seller, PGT-UK or Principal Stockholders, threatened relating to the Business, the Products, or the Acquired Assets, nor, to the knowledge of Seller, PGT-UK or Principal Stockholders, is there any reasonable basis therefor.  There is no investigation or other proceeding pending or, to the knowledge of Seller, PGT-UK or Principal Stockholders, threatened relating to the Business, the Products, or the Acquired Assets by or before any Governmental Entity, nor, to the knowledge of Seller, PGT-UK or Principal Stockholders, is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of Seller or Principal Stockholders to conduct the Business as presently or previously conducted.  There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller affecting the Business, Products, or Acquired Assets under any foreign, federal, state or local law.

4.12         Brokers’ or Finders’ Fees.  Neither Seller, PGT-UK nor Principal Stockholders has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby.

4.13         Tax Matters.  (a) Definition.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           Returns.  (i) To the extent relevant to the Acquired Assets or the Business, as of the Closing Date, Seller and PGT-UK will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller or PGT-UK or their respective operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law.

(ii)           To the extent failure to do so would adversely affect Buyer, the Acquired Assets, or Buyer’s use of the Acquired Assets or operation of the Business, as of the Closing Date, Seller and PGT-UK (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii)          To the extent failure to do so would adversely affect Buyer, the Acquired Assets, Buyer’s use of the Acquired Assets or operation of the Business, Seller and PGT-UK have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller or PGT-UK, nor have Seller or PGT-UK executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          To the extent relevant to the Acquired Assets or the Business, no audit or other examination of any Return of Seller or PGT-UK is presently in progress, nor has Seller or PGT-UK been notified of any request for such an audit or other examination.

(v)           Neither Seller, PGT-UK nor Principal Stockholders have and knows of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement and the other Transaction Documents.

(vi)          There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes.

(vii)         Neither Seller, PGT-UK nor Principal Stockholders know of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Acquired Assets.

4.14         Power of Attorney.  Except as set forth in Schedule 4.14, there are no outstanding powers of attorney executed on behalf of Seller, PGT-UK or Principal Stockholders or PGT-UK in respect of the Business, the Products or the Acquired Assets except as granted to Buyer hereunder.

4.15         Affiliate Transactions.  No affiliates of Seller or Principal Stockholders or PGT-UK own any of the Acquired Assets or have or had any business dealings with Seller or PGT-UK with respect to the Business, the Acquired Assets or the Products.

4.16         Compliance with Laws.  Seller and PGT-UK have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct or operation of the Business.

4.17         Product Warranties.  Each Product provided, delivered, manufactured, sold, leased, distributed or licensed by Seller has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and Seller or PGT-UK has no liability (and, to the knowledge of Seller or Principal Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller or PGT-UK giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except as provided in such express and implied warranties.  No Product provided, delivered, manufactured, sold, leased, distributed or licensed by Seller or PGT-UK is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale or lease or beyond that implied or imposed by applicable law.  Schedule 4.17 includes copies of the standard Product warranty and service terms and conditions.

4.18         Complete Copies.  Seller has delivered or made available true and complete copies of each existing document that has been requested by Buyer or its counsel.

4.19         Bulk Transfer.  Except as set forth in Schedule 4.19, there are no current or past creditors of Seller or PGT-UK to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement and the other Transaction Documents.

4.20         Acquired Assets.  Except for the Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights of every type and description (other than real property) used or developed by Seller or PGT-UK and related to, required for or used in the Business as currently conducted

4.21         Business Changes.  Since June 1, 2005, except as otherwise contemplated by this Agreement, Seller and PGT-UK have conducted their operation of the Business only in the ordinary and usual course and consistent with past practices and, without limiting the generality of the foregoing:

(a)           There have been no changes in the condition (financial or otherwise), business, prospects, net worth, assets, operations, obligations or liabilities of the Business which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on the condition, business, prospects, net worth, assets or operations of the Business.

(b)           Neither Seller nor Principal Stockholders nor PGT-UK has mortgaged, pledged or otherwise encumbered any of the Acquired Assets.

(c)           Neither Seller nor Principal Stockholders has sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets, except for purchase and sale of one vehicle.

(d)           There has been no destruction of, damage to or loss of any of the Acquired Assets.

(e)           There has been no notice of any claim or potential claim of ownership by any Person other than Seller of the Acquired Assets or of infringement by the Business of any other Person’s Intellectual Property Rights.

(f)            There has been no dispute, proceeding, litigation, arbitration or mediation pending or threatened against Seller or PGT-UK related to the Business, the Products or the Acquired Assets.

(g)           There has been no event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Business, the Products or the Acquired Assets.

(h)           There has been no negotiation or agreement by Seller, Principal Stockholders, PGT-UK or any employees or agents thereof to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Buyer and their representatives regarding the transactions contemplated by this Agreement and the other Transaction Documents).

4.22         Solvency.  Seller and PGT-UK are not insolvent and the transactions contemplated by this Agreement and the other Transaction Documents will not cause Seller or PGT-UK to be insolvent immediately following the Closing or at any time within ninety (90) days following the Closing.

4.23         Disclosure.  None of the information supplied by or on behalf of Seller, Principal Stockholders or PGT-UK herein contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or necessary in order to make the statements herein, in the light of the circumstances under which they are made, not misleading.

4.24         Environmental.  (a)  Hazardous Material.  Seller and PGT-UK have not (i) operated any underground storage tanks at any property that Seller or PGT-UK has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained.  To the knowledge of Seller, PGT-UK and the Principal Stockholders, except as set forth in Schedule 4.24(a) no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller or PGT-UK have at any time owned, operated, occupied or leased.

(b)           Hazardous Materials.  Seller and PGT-UK have not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or prior to the Closing, nor have Seller or PGT-UK disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Permits.  To the knowledge of Seller, PGT-UK and The Principal Stockholders, Seller or PGT-UK currently hold all environmental approvals, permits, licenses,

clearances and consents (the “Environmental Permits”) necessary for the conduct of Seller’s and PGT-UK’s Hazardous Material Activities relating to the Business as the Business is currently being conducted and as currently contemplated to be conducted.

(d)           Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Seller, the Principal Stockholders or PGT-UK, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Seller or PGT-UK.  Seller, the Principal Stockholders and PGT-UK have no knowledge of any fact or circumstance which could involve Seller or PGT-UK in any environmental litigation or impose upon Seller or PGT-UK any environmental liability.

4.25         Employee Matters.   (a)  Plan Compliance.  (i)  Seller and PGT-UK have performed all obligations required to be performed by them under, is not in default or violation of, and have no knowledge of any default or violation by any other party to, each Employee Plan relevant to the Business, and each Employee Plan relevant to the Business has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including in the case of Seller, but not limited to, ERISA or the Code; (ii) there are no actions, suits or claims pending, or, to the knowledge of Seller, Principal Stockholders or PGT-UK, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan relevant to the Business or against the assets of any Employee Plan relevant to the Business; and (iii) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Employee Plan relevant to the Business.

(b)           Post-Employment.  No Employee Plan relevant to the Business provides, or reflects or represents any liability to provide, retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Employee, (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(c)           Effect.   (i)  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)           No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(d)         Employment.  Seller and PGT-UK (i) are in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees relevant to the Business; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees relevant to the Business; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing relevant to the Busienss; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees relevant to the Business (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against Seller or PGT-UK relevant to the Business under any worker’s compensation policy or long-term disability policy.

(e)           Labor.  No work stoppage or labor strike relevant to the Business against Seller or PGT-UK is pending, threatened or reasonably anticipated.  Neither Seller nor Principal Stockholders nor PGT-UK know of any activities or proceedings of any labor union to organize any Employees related to the Business.  There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, Principal Stockholders or PGT-UK, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller or PGT-UK.  Seller and PGT-UK have not engaged in any unfair labor practices relevant to the Business within the meaning of the National Labor Relations Act.  Seller and PGT-UK are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees relevant to the Business and no collective bargaining agreement is being negotiated by Seller or PGT-UK relevant to the Business.

(f)            International.  Seller and PGT-UK do not now, nor have they ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan relevant to the Business.

5.0           REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer hereby represents and warrants to Seller, PGT-UK and Principal Stockholders as of the date of this Agreement as follows:

5.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2           Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3           No Conflict.  Neither the execution and delivery of this Agreement nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation, as amended, and bylaws, as amended, of Buyer, (ii) any Contract to which Buyer or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, except in each case where such conflict, violation or default will not have a Material Adverse Effect on Buyer or will not affect the legality, validity or enforceability of this Agreement or the other Transaction Documents.

5.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Buyer.

5.5           Brokers’ and Finders’ Fees.  Buyer has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.0             COVENANTS AND AGREEMENTS

6.1           Access.  During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller and PGT-UK, upon reasonable prior notice from Buyer to Seller or PGT-UK, will (a) afford to Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to Seller’s or PGT-UK’s professional advisors, properties, Contracts, Books and Records, and other documents and data, (b) furnish Buyer and its representatives with copies of all such Contracts, Books and Records, and other documents and data as Buyer may reasonably request, and (c) furnish Buyer and its representatives with such additional financial (including Tax Returns and supporting documentation), operating and other data and information as Buyer may reasonably request, in each case relating to the Business.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

6.2           Operation.  Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Buyer, Seller and PGT-UK will:

(a)           except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)           pay the debts and Taxes of the Business when due;

(c)           pay or perform other obligations of the Business when due;

(d)           use commercially reasonable efforts to preserve intact the current business organization of Seller and PGT-UK relating to the Business, keep available the services of the current officers, employees and agents of Seller and PGT-UK relating to the Business, and maintain the relations and goodwill with the suppliers, customers, Distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having business relationships with Seller or PGT-UK relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

(e)           confer with Buyer concerning business or operational matters relating to the Business of a significant nature;

(f)            use commercially reasonable efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing Date, promptly replace, repair or restore such Acquired Assets;

(g)           make sales of the Products consistent with past practice;

(h)           maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(i)            report to Buyer concerning any event or occurrence not in the ordinary course of the operation of the Business or any material event involving the Business.

6.3           Conduct.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Seller, PGT-UK nor Principal Stockholders will take any action, or fail to take any action, as a result of which any of the changes or events described in Section 4.21 of this Agreement would occur.  In addition, neither Seller, PGT-UK nor Principal Stockholders will, without the prior written consent of Buyer:

(a)           take any action to impair, encumber, create a Lien against or otherwise adversely affect the Acquired Assets;

(b)           propose or enter into a Contract with any person, other than Buyer, providing for the possible acquisition, transfer or disposition (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any of the Acquired Assets except in the ordinary course of business;

(c)           enter into any Contract relating to any of the Acquired Assets, except in the ordinary course of business;

(d)           change pricing or royalties charged to customers or licensees of the Business;

(e)           enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement relating to the Business;

(f)            fire, or give notice of termination to, any Employee relevant to the Business;

(g)           hire any employees relating to the Business;

(h)           change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Employee relevant to the Business (whether payable in cash, equity compensation or otherwise) in a manner inconsistent with past practices;

(i)            grant any severance or termination pay to any Employee relevant to the Business (whether payable in cash, equity compensation or otherwise), or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Employee relevant to the Business on the date hereof;

(j)            adopt or amend any Employee Plan relevant to the Business, or enter into any Employment Agreement relevant to the Business;

(k)           amend or modify, or violate the terms of, any of the Transferred Contracts;

(l)            make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating in a material way to the Business, the Products and the Acquired Assets;

(m)          commence or settle any Actions or Proceedings or obtain any releases of threatened Actions or Proceedings involving or relating, in a material way, to the Business;

(n)           take any action, or fail to take any action, which would result in any of the representations and warranties set forth in Section 4.0 not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(o)           take, or agree in writing or otherwise to take, any of the actions described in Sections 6.3(a) through (n), or any other action that would prevent Seller or PGT-UK from performing or cause Seller or PGT-UK not to perform their covenants hereunder; or

(p)           ship more Products prior to Closing than in the normal course of business to minimize the Acquired Assets and to maximize Seller’s retained financial assets, such as accounts receivable.

6.4           Confidentiality.  The information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement between Buyer and Seller dated February 7th, 2005.

6.5           Confidential Information.  Notwithstanding anything to the contrary contained herein or in any other agreement of Seller, including any agreement between Seller and any Employee, Buyer shall have the unrestricted, sublicensable and transferable right, and Seller hereby consents to such rights of Buyer, after the Closing to use, disclose and exploit in any manner and without restriction any and all confidential information disclosed to, or learned by, Buyer in connection with the transactions contemplated hereby except to the extent that such confidential information relates to the Excluded Assets, disclosed by or embodied in any of the Acquired Assets, or known to any Employee except to the extent that such confidential information relates to the Excluded Assets.  To the extent that any Employee may be bound by any agreement or policy of Seller or PGT-UK that would in any way limit or restrict the rights of Buyer to confidential information hereunder, Seller and PGT-UK shall not assert, enforce or otherwise exercise its rights under such agreement or policy against any Employee or Buyer.  In addition, Seller and PGT-UK shall maintain and preserve the confidentiality of the Acquired Assets.

6.6           Covenant Not to Compete or Solicit.  (a) Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), neither Seller, PGT-UK nor Principal Stockholders shall, directly or indirectly (other than on behalf of Buyer), engage in a Competitive Business Activity (as defined below) anywhere in the world.  For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, managing or directing persons engaged in any business involving the Microanalysis market segment; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business involving the Microanalysis market segment (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act, or Section 12 of the Exchange Act); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) of this sentence.  In addition, during the Non-Competition Period neither Seller, PGT-UK nor Principal Stockholders shall, directly or indirectly, market, sell, or otherwise distribute Detector Products into the Microanalysis market either to end users or to re-sellers other than through Buyer; provided, however, that Seller shall have the right to market, sell and otherwise distribute Detector Products to customers outside the field of Microanalysis, such as nuclear (gamma, neutron) detection, industrial (non-microanalysis) x-ray inspection tools and medical diagnostics.

In particular, Seller, PGT-UK or Principal Shareholders shall not sell any X-ray analysis products or related components or software, including, but not limited to, Detector Products, for the use in the following applications:  (A) Scanning Electron Microscopes (SEM) or Transmission Electron Microscopes (TEM), or (B) stand-alone general purpose X-ray fluorescence (XRF) microanalysis equipment capable of an analytical spot size <1mm (such as equipment similar to the EDAX Eagle products).

Seller shall not be prohibited from selling or distributing Detector Products for use in the following applications: (X) X-ray emitting machines for fundamental research such as Synchrotrons, particle accelerators or similar equipment, (Y) specialized (not general purpose)

X-ray inspection and metrology tools for specific industrial applications (such as, for example, the Hitachi RS-4000 semiconductor wafer inspection instrument), whether electron beam or XRF based, regardless of spot size, or (Z) XRF equipment that is not used for Microanalysis, i.e, with an analytical spot size greater than 1 mm.

(b)           In addition, if a particular OEM re-seller customer of Seller makes both Microanalysis tools and other types of instruments, PGT shall not be prohibited from selling Detector Products to such OEM customer as long as such OEM customer does not use any such items for Microanalysis, and certifies this in writing to Buyer.  As an example of the application of the immediately preceding sentence, an OEM customer which makes both electron microscopes and medical imaging systems could not obtain Detector Products from Seller for use in electron microscopes, but could obtain such items from Seller for use in medical imaging systems.

(c)           ***

(d)           Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, neither Seller, PGT-UK nor Principal Stockholders shall, directly or indirectly, hire, retain, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Buyer to terminate his or her employment.

(e)            In the event that the provisions of Section 6.6(a) through 6.6(d) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(f)            Seller, PGT-UK and Principal Stockholders acknowledge that (i) the goodwill associated with the existing business, customers and assets of the Business prior to the Closing are an integral component of the value of the Business to Buyer and is reflected in the value of the consideration to be received by Seller, and (ii) Seller’s, PGT-UK’s and Principal Stockholders’ agreements as set forth in Sections 6.6(a) through Section 6.6(d) are necessary to preserve the value of the Business for Buyer following the Closing.  Seller, PGT-UK and Principal Stockholders also acknowledge that the limitations of time, geography and scope of activity agreed to in Section 6.6(a) through Section 6.6(d) are reasonable because, among other things, (A) Buyer and Seller are engaged in a highly competitive industry, (B) each of Seller, PGT-UK and Principal Stockholders has had unique access to the trade secrets and know-how of the Business, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Business, and (C) each of Seller and Principal Stockholders is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(g)           In the event of a breach or threatened breach by Seller, PGT-UK or Principal Stockholders of any of the covenants set forth in Sections 6.6(a) through 6.6(d), monetary damages alone would be inadequate to fully protect Buyer from, and compensate

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

Buyer for, the harm caused by such breach or threatened breach.  Accordingly, if either Seller, PGT-UK or Principal Stockholders breaches or threatens to breach any provision of Sections 6.6(a) through 6.6(d), Buyer shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 6.6(a) through 6.6(d), and Buyer shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

                (h)           In the event that Seller has any doubts on whether a potential sale or transaction violates Sections 6.6(a) through 6.6(d), Seller has the option to submit a detailed written request to Buyer, and Buyer shall respond within ten (10) business days whether or not such proposed sale or transaction in Buyer’s opinion would violate Sections 6.6(a) through 6.6(d).  Buyer’s failure to respond within said ten (10) business days shall constitute Buyer’s approval of the proposed sale or transaction.

6.7           No Solicitation.   (a)  From and after the date of this Agreement until the Closing Date or termination of this Agreement pursuant to Section 9.0, neither Seller, PGT-UK nor Principal Stockholders will nor will any of them authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

(b)           For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Buyer) relating to any Acquisition Transaction.  For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions involving:  (i) any purchase from Seller, PGT-UK or Principal Stockholders or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Seller or any merger, consolidation, business combination or similar transaction involving Seller; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than non-exclusive licenses in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Seller or of any of the Acquired Assets; or (iii) any liquidation or dissolution of Seller or PGT-UK.

(c)           In addition to the obligations of Seller, PGT-UK and Principal Stockholders set forth in Section 6.7(a), each of Seller, PGT-UK and Principal Stockholders as promptly as practical shall advise Buyer orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Seller, PGT-UK or Principal Stockholders reasonably believe  would lead to an Acquisition Proposal or to any Acquisition Transaction, or any inquiry with respect to or which Seller, PGT-UK or Principal Stockholders reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Each of Seller, PGT-UK and Principal Stockholders will keep Buyer informed as promptly as practicable in all material respects of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

6.8           Notification .  Each of Seller, PGT-UK and Principal Stockholders shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller, PGT-UK or Principal Stockholders contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Seller, PGT-UK or Principal Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by Seller, PGT-UK or Principal Stockholders pursuant to this Section 6.8, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.9           Employment. Buyer shall have the right to contact Seller’s and PGT-UK’s employees of the Business for the purpose of negotiating with them their possible employment by Buyer after the Closing, including the possible negotiation of future employment agreements.

(a)           Buyer will offer employment to all U.S. employees listed on Schedule 2.8(d) on terms substantially equivalent to those under which said employees are currently employed by Seller, except for office location in New Jersey, but none of these employees will be required to relocate, except that they will have to be present at Buyer’s Madison, WI, office from time to time, e.g. for customer demos or internal meetings.  ***

(b)           Moreover, Buyer will offer employment to the employees of PGT-UK listed in Schedule 2.8(d) on terms substantially equivalent to those under which said employees are currently employed by PGT-UK, without the need for relocation, except that they will have to be present at Buyer’s Coventry, UK, office from time to time, e.g. for customer demos or internal meetings.

(c)           Buyer will pay to Seller seventy five percent (75%) of actually paid severance with respect to those employees listed on Schedule 6.16 to whom employment is not being offered by Buyer, with the maximum severance amount for each such employee being listed on Schedule 6.16 and a cumulative maximum amount of $130,432 (the “Severance Costs”). Seller will try to negotiate down the Severance Costs after the signing of this Agreement, and Seller will submit to Buyer a finalized list of Severance Costs at least 3 days

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

prior to the Closing, or as soon as reasonably possible, with individual severance amounts not to exceed those in Schedule 6.16 and to be subject to such cumulative amount. The Severance Costs reimbursement will be added to the payment under Section 3.2(b) due to Seller at Closing for actual severance payments made by Seller prior to the Closing, and for which Buyer has received proof of payment by Seller.  Any remaining Severance Costs will be placed in escrow with Nixon Peabody LLP pursuant to the Escrow Agreement and will be paid to Seller upon presentation of proof of severance payment from Seller to the employees for a maximum period of four (4) months after the Closing.  Any requests by Seller for reimbursement of Severance Costs from Buyer later than four (4) months after the Closing are excluded, and any amount remaining in escrow at such time will be returned to Buyer.  Buyer is not liable for any severance costs of employees to whom Buyer offered a full-time position, but who declined Buyer’s job offer.

6.10         Disclosure.  Except as may be required by law (including a Form 8-K and related press release with an advance copy to be provided to Seller) or any listing agreement with a national securities exchange, no party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld.

6.11         Consents.  Seller shall obtain the consents, waivers and approvals under any of the Transferred Contracts as may be required in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby so as to assign all rights and benefits thereunder to Buyer.

6.12         Benefits.  From and after the Closing Date, Seller, PGT-UK and any ERISA Affiliates shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Benefits Liabilities relating to Employees of the Business arising under, resulting from or relating to any Employee Plans.

6.13         Consent.   Principal Stockholders, as 100% of the stockholders of Seller, will vote in favor of adopting and approving this Agreement and the transactions contemplated hereby.

6.14         Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.15         Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.16         Transition.  For a period of two (2) months after the Closing, in return for the payment of a fee from Buyer not to exceed $132,776, Seller shall maintain as employees and make fully available to Buyer for transition assistance the Transition employees listed on Schedule 6.16.  This sum shall fully compensate for all salaries, fringe benefits of any kind, and any other related costs that Seller may incur in this context. This sum shall be paid to Seller in equal installments, on a bi-weekly basis by wire transfer on the date of Seller’s payroll, throughout the two month transition period, unless one or several Transition employees resign or are not available to Buyer as intended by this Section 6.16, in which case the bi-weekly amount is reduced by the salary plus 20% fringe rate for such Transition employees that have resigned or are not available to Buyer as intended here.

6.17         Website, Referrals.  Seller shall retain web domain www.pgt.com, and starting within two days after the Closing Seller’s web page will provide a large, conspicuous first-page link to Buyer’s website for all Microanalysis product information, sales and service contacts for 2 years after the Closing. Seller will make arrangements for mail, e-mail and telephone calls related to the Microanalysis business to be forwarded promptly to the appropriate contacts at Buyer, starting immediately after Closing.

6.18         Supply Agreement.  *** The parties shall reach agreement upon all of the terms and conditions of the Supply Agreement no later than 5:00 p.m. Eastern Time on October 28, 2005 through the exercise of the following efforts:

                                (i)            Counsel for Buyer and Seller shall each be instructed to proceed in good faith and use their respective best efforts to reach agreement on any legal or contractual issues no later than 5:00 p.m. Eastern Time on October 24, 2005.

                                (ii)           Buyer and Seller shall utilize their respective best efforts to negotiate in good faith any business or related terms of the Supply Agreement and agree thereon no later than 5:00 p.m. Eastern Time on October 27, 2005.

                                (iii)          No later than 5:00 p.m. Eastern Time on October 28, 2005, the agreed form of the Supply Agreement shall be attached to this Agreement as Schedule 6.18.

7.0             CONDITIONS TO THE CLOSING

7.1           Each Party.  The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has

[ ***] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b)           No Injunctions.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity be seeking any of the foregoing be pending.

                (c)           Supply Agreement.  The Supply Agreement shall have been executed by Buyer and Seller.

7.2           Buyer.  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)           Representations and Covenants.  (i) The representations and warranties of Seller, PGT-UK and Principal Stockholders in this Agreement were true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) Seller, PGT-UK and Principal Stockholders shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by Seller, PGT-UK or Principal Stockholders as of the Closing.

(b)           Stockholder Approval.  This Agreement shall have been approved and adopted, and the transactions contemplated by this Agreement and the other Transaction Documents shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Seller and PGT-UK.

(c)           Governmental Approval.  Approvals from any court, administrative agency, commission, or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (if any) deemed appropriate or necessary by Buyer shall have been timely obtained, it being understood that a filing under the New Jersey Industrial Site Recovery Act will be made as soon as possible but that approval or waiver is to be obtained after the Closing

(d)           Litigation.  There shall be no Action or Proceeding of any nature pending or threatened against (i) Seller or PGT-UK, their properties or any of their officers or directors or Principal Stockholders arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Products, or the Acquired Assets.

(e)           Third Party Consents.  Buyer shall have received from Seller all material consents, waivers, approvals, licenses and assignments for all Transferred Contracts.

(f)            Release of Liens.  Buyer shall have received from Seller at Closing and upon payment of all outstanding loans, a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to

Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 4.9 to this Agreement.

(g)           Investigation.  Buyer shall have completed its due diligence investigation of Seller and PGT-UK, with results reasonably satisfactory to Buyer, provided that Buyer may not express dissatisfaction with any matters disclosed in the Schedules to this Agreement..

(h)           Opinion.  Buyer shall have received a satisfactory opinion from legal counsel to Seller in the form attached as Schedule 7.2(h).

(i)            No Material Adverse Effect.  There shall not have occurred any event or condition of any character (including, without limitation, any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Material Adverse Effect on Seller, PGT-UK, Principal Stockholders, the Business or the Acquired Assets since the date of this Agreement.

(j)            New Employment Arrangements. Buyer shall have been able to hire, at compensation which is the same as their current compensation from Seller without any requirement to relocate and pursuant to employment conditions and benefits which are standard at Buyer, the current employees of Seller and PGT-UK associated with the Business listed in Schedule 2.8(d).  This Section 7.2(j) shall be deemed to have been met as long as Buyer has been able to hire in such manner at least 3 out of 4 U.S. Field Sales staff, and at least 2 out of 3 U.S. Field Service staff listed on Schedule 2.8(d), it being understood that Buyer shall exercise its best commercial efforts, consistent with the remainder of this Section 7.2(j), to hire such employees.

(k)           Certificates.  Buyer shall have received certificates, validly executed by the Chief Executive Officer of Seller and PGT-UK for and on their behalf, and by Principal Stockholders for and on their behalf, to the effect that, as of the Closing:

(i)    all representations and warranties made by Seller, PGT-UK and Principal Stockholders in this Agreement were true and correct when made and are true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii)   all covenants and obligations under this Agreement to be performed by Seller, PGT-UK or Principal Stockholders on or before the Closing have been so performed; and

(iii)  the conditions to the obligations of Buyer set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(l)            Certificate of Secretary.  Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Seller, (ii) the valid adoption of resolutions of the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the valid receipt of approval by the stockholders of Seller of the transactions contemplated by this Agreement and the other Transaction Documents.

(m)          Deliveries.  Seller shall have delivered to Buyer executed copies of the Transaction Documents and shall have delivered, transferred or assigned all of the Acquired Assets as set forth in Section 2.0 hereof.

(n)           Proration.  All taxes or other fees or payments arising in connection with the Acquired Assets shall have been prorated at the Closing.

(o)           Good Standing.  Seller shall have furnished Buyer certificates issued by the Secretary of State of New Jersey with respect to the valid existence, corporate good standing and tax good standing of Seller.

7.3           Seller, PGT-UK and Principal Stockholders.  The obligations of Seller and Principal Stockholders to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller and Principal Stockholders:

(a)           Representations and Covenants.  (i) The representations and warranties of Buyer in this Agreement were true and correct when made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) Buyer shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing.

(b)           Certificate of Buyer.  Seller, PGT-UK and Principal Stockholders shall have received a certificate, validly executed by the Chief Executive Officer of Buyer, to the effect that, as of the Closing:

(i)            all representations and warranties made by Buyer in this Agreement were true and correct when made and are true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii)           all covenants and obligations under this Agreement to be performed by Buyer on or before the Closing have been so performed; and

(iii)          the conditions to the obligations of Seller, PGT-UK and Principal Stockholders set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(c)           Certificate of Secretary.  Seller, PGT-UK and Principal Stockholders shall have received a certificate, validly executed by the Secretary of Buyer, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Buyer, and (ii) the valid adoption of resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby.

(d)           Deliveries.  Buyer shall have delivered to Seller, PGT-UK and Principal Stockholders executed copies of the Transaction Documents.

(e)           Litigation.  There shall be no Action or Proceeding of any nature pending or threatened against (i) Seller or PGT-UK, their properties or any of their officers or directors or

Principal Stockholders arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Products, or the Acquired Assets.

8.0           SURVIVAL AND INDEMNIFICATION

8.1           Survival.  The representations, warranties and covenants of the parties contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the first (1st) anniversary of the Closing Date, except with respect to (A) any Excluded Liabilities, (B) fraud or fraudulent misrepresentations with respect to representations and warranties of Seller, PGT-UK or Principal Stockholders contained in this Agreement, (C) knowing, intentional or willful breaches by either Seller or Principal Stockholders of its covenants contained in this Agreement, (D) Taxes referred to in Section 3.4, and (E) representations and warranties related to Tax Matters (Section 4.13) or Environmental Matters (Section 4.24) which shall survive without limitation subject to applicable statute of limitations periods.

8.2           Indemnification.  Seller, PGT-UK and Principal Stockholders jointly and severally shall indemnify and hold Buyer and its officers, directors, employees, affiliates and agents (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of: (i) any breach or inaccuracy of a representation or warranty of Seller or Principal Stockholders contained in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement, (ii) any failure by Seller, PGT-UK or Principal Stockholders to perform or comply with any covenant applicable to it contained in this Agreement, (iii) any Excluded Liabilities, including, without limitation, any liabilities arising from or relating to Seller’s, PGT-UK’s or Principal Stockholders’ operations prior to Closing, or (iv) any liabilities or obligations arising from or relating to Seller’s, PGT-UK’s or Principal Stockholders’ (or any of their officers, directors, employees, agents or independent contractors) operations, acts or omissions after Closing.

8.3           Procedure.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer the Indemnified Party (a) stating that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or Excluded Liability to which such item is related.  An Indemnified Party seeking indemnification shall deliver an Officer’s Certificate to the party from whom indemnification is sought (the “Indemnifying Party”).  An Indemnifying Party may object to such claim by written notice to such Indemnified Party specifying the basis for the Indemnifying Party’s objection, within ten (10) days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim.  If no objection is made, the Indemnifying Party shall promptly pay the claim.

8.4           Third-Party Claims.  In the event Buyer becomes aware of a third-party claim which Buyer reasonably believes may result in a demand for indemnification pursuant to this Section 8.0, Buyer shall notify Seller and Principal Stockholders of such claim, and Seller and Principal Stockholders shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim.  Buyer shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of Seller and Principal Stockholders, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that Seller and Principal Stockholders have consented to any such settlement, neither Seller nor Principal Stockholders shall have any power or authority to object under any provision of this Section 8.0 to the amount of any claim by Buyer against Seller and Principal Stockholders with respect to such settlement.

8.5           Remedy.  Except with respect to (A) any Excluded Liabilities, (B) fraud or fraudulent misrepresentation with respect to representations and warranties of either Seller or Principal Stockholders contained in this Agreement, (C) knowing, intentional or willful breaches by Seller, PGT-UK or Principal Stockholders of its covenants contained in this Agreement, (D) Taxes referred to in Section 3.4, and (E) any representations and warranties contained in Section 4.0 related to Tax Matters (Section 4.13) or Environmental Matters (Section 4.24), the maximum amount an Indemnified Party may recover from Seller, PGT-UK and Principal Stockholders pursuant to the indemnity set forth in Section 8.2 for Losses shall be limited to Three Hundred Thousand Dollars ($300,000), and shall first be subtracted from the payment in Section 3.2(c), unless this amount has been released from escrow already.

9.0             TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing whether before or after the requisite approval of the stockholders of Seller:

(a)           by mutual written consent duly authorized by Buyer and Seller;

(b)           by either Seller or Buyer if the Closing Date shall not have occurred by November 15, 2005 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c)           by either Seller or Buyer if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable;

(d)           by Buyer if the required approval of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote;

(e)           by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller, PGT-UK or Principal Stockholders set forth in this Agreement, or if any representation or warranty of Seller, PGT-UK or Principal Stockholders shall have become untrue, in either case such that the conditions set forth in Section 7.2(a)  would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Seller’s, PGT-UK’s or Principal Stockholders’ representations and warranties or breach by Seller, PGT-UK or Principal Stockholders is curable by Seller, PGT-UK or Principal Stockholders through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(e) prior to the End Date, provided Seller, PGT-UK and Principal Stockholders, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Seller, PGT-UK or Principal Stockholders is cured prior to the End Date); or

(f)            by Seller, PGT-UK or Principal Stockholders, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.3(a)  would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts, then neither Seller, PGT-UK nor Principal Stockholders may terminate this Agreement under this Section 9.1(f) prior to the End Date, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that neither Seller, PGT-UK nor Principal Stockholders may terminate this Agreement pursuant to this Section 9.1(f) if it shall have materially breached this Agreement or if such breach by Buyer is cured prior to the End Date).

9.2           Effect.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 6.4, Section 6.10, Section 10.0 and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.  Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

9.3           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

9.4           Extension.  At any time prior to the Closing, Buyer, on the one hand, and Seller, PGT-UK or Principal Stockholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto,

(ii) waive any inaccuracies in the representations and warranties made to such parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such parties contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.0         GENERAL

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Buyer, to:	Bruker AXS Inc.
c/o Frank H. Laukien, Ph.D.
40 Manning Road
Billerica, MA 01821
Facsimile No.: (978) 667-2917

	with a copy to:	Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Attention: Richard M. Stein
Facsimile No.: (866) 382-6139

(b)	if to Seller or PGT-UK, to:	Princeton Gamma-Tech Instruments, Inc.
1026 Route 518
Rocky Hill, NJ 08553
Attn: President
Facsimile No.:

	with a copy to:	MillerMitchell PC
134 Nassau Street
Princeton, NJ 08542
Attention: Richard M. Miller
Facsimile No.: (609) 921-3322

(c)	if to Principal Stockholders, to:	Mr. Juhani Taskinen
Finn-Partners, Inc.
36 Lyndhurst
Newport Beach, California 92666
Facsimile No.:

with a copy to:	MillerMitchell PC
134 Nassau Street
Princeton, NJ 08542
Attention: Richard M. Miller
Facsimile No.: (609) 921-3322

10.2         Entire Agreement.  The Transaction Documents, the Exhibits, the Disclosure Schedule, the Non-Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to any affiliates as long as Buyer remains ultimately liable for all of its obligations hereunder.

10.3         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4         Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.5         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10.6         Jurisdiction.  Except as otherwise provided herein, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.7         Construction.  The parties have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law,

regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8         Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.9         Expenses.  Whether or not the transactions contemplated herein are consummated, all expenses, including, without limitation, all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of such transactions, shall be the obligation of the respective party incurring such expenses.

10.10       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

*  *  *

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

BRUKER AXS INC.
By:	/s/ Frank H. Laukien, Ph.D.
Title:	President

PRINCETON GAMMA-TECH INSTRUMENTS, INC.

By:	/s/ C. E. Cox
Title:	President
FINN-PARTNERS, INC.

By:	/s/ Juhani Taskinen
Title:	President
THIRD LETTER CORPORATION

By:	/s/ David Brown
Title:	President
PRINCETON GAMMA TECH (UK), LTD.

By:	/s/ C. E. Cox
Title:	Director